Exhibit 4.2

CERTIFICATE OF DESIGNATION
OF
SERIES K PREFERRED STOCK
OF
LIGHTING SCIENCE GROUP CORPORATION

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Lighting Science Group Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, hereby certifies as follows:

WHEREAS, the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), authorizes the issuance of up to 25,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1.     Designation. There shall be a series of Preferred Stock that shall be designated as “Series K Preferred Stock” (the “Series K Preferred Stock”) and the number of Preferred Shares constituting such series shall be 40,000. The rights, preferences, powers, restrictions and limitations of the Series K Preferred Stock shall be as set forth herein.

2.     Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Affiliate” of, or a Person or entity “Affiliated” with, a specified Person or entity, is a Person or entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person or entity specified. Notwithstanding the foregoing, for purposes hereof, the Corporation, its Subsidiaries and its other controlled Affiliates shall not be considered Affiliates of any Holder by reason of such Person being a Holder.

“Appeal” has the meaning set forth in Section 7.4(a).

“Appeal Bond” has the meaning set forth in Section 7.4(a).

“Reorganization” has the meaning set forth in Section 5.1(c).

“Board” has the meaning set forth in the Recitals.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Change of Control” means (a) the sale, conveyance, transfer or disposition, directly or indirectly, including but not limited to any spin-off or in-kind distribution (a “Divestiture”), of all or substantially all of the assets of the Corporation or any successor (on a consolidated basis), other than to the Corporation or its wholly-owned Subsidiaries; (b) the effectuation of a transaction or series of related transactions in which, directly or indirectly, more than thirty-five percent (35%) of the voting power of the outstanding shares of Voting Stock of the Corporation (or ultimate parent thereof) is disposed of (other than (i) as a direct result of normal, uncoordinated trading activities in the Common Stock generally or (ii) solely as a result of the disposition by a stockholder of the Corporation to an Affiliate of such stockholder); (c) any merger, consolidation, stock or asset purchase, recapitalization or other business combination transaction (or series of related transactions) immediately following which the Persons that beneficially owned or controlled, directly or indirectly, all of the voting power of the outstanding shares of Voting Stock of the Corporation immediately prior to such transaction (or series of related transactions), beneficially own or control, in the aggregate (together with Affiliates of such stockholders), less than sixty-five percent (65%) of the voting power of the outstanding shares of Voting Stock of the entity surviving or resulting from such transaction (or ultimate parent thereof); (d) a transaction (or series of transactions) in which any Person, entity or “group” (as such term is used in Sections 13(d) of the Exchange Act), other than Pegasus, acquires, directly or indirectly, more than thirty-five percent (35)% of the voting power of the outstanding shares of Voting Stock of the Corporation (or ultimate parent thereof) or control of the Board (excluding, in the case of control of the Board only, as a result of the occurrence of a Control Event (as defined in the Series H Certificate of Designation)), or (e) Pegasus ceases to beneficially own and control at least ten percent (10%) of the voting power of the outstanding shares of Voting Stock and at least twenty-five (25%) of the economic interests in the outstanding shares of Capital Stock of the Corporation, on a fully-diluted basis.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

“Conversion Note” has the meaning set forth in Section 7.3.

“Corporation” has the meaning set forth in the Preamble.

“Credit Facilities” has the meaning set forth in Section 7.2.

“Date of Issuance” means, for any Preferred Share, the date on which the Corporation initially issues such Preferred Share (without regard to any subsequent Transfer of such Preferred Share or reissuance of the certificate(s) representing such Preferred Share).

“Deemed Liquidation” has the meaning set forth in Section 5.1(b).

“Draw Notice” has the meaning set forth in Section 7.4(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder” means any holder of Preferred Shares, all of such holders being the “Holders.”

“Initial Pegasus Preferred Shares” has the meaning set forth in Section 7.4(a).

“Junior Securities” means, collectively, (a) the Common Stock, (b) the Series H Preferred Stock, (c) the Series I Preferred Stock, (d) the Series J Preferred Stock and (e) any other class of securities that is not specifically designated as senior to, or pari passu with, the Series K Preferred Stock.

“Junior Securities Distribution” means the declaration or payment on account of, or setting apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Liquidation Securities, or any dividend or distribution in respect thereof, either directly or indirectly, and whether in cash, obligations, securities or other property, or the purchase or redemption by any entity directly or indirectly controlled by the Corporation of any of the Junior Liquidation Securities.

“Junior Securities Redemption Event” means the earlier of (a) the Corporation’s receipt of written notice of a request for any Junior Security Redemption (made in accordance with the certificate of designation (or the equivalent thereof) governing the terms of such Junior Securities), other than a Permitted Junior Security Redemption or (b) the redemption or repurchase of any Junior Securities, other than in a Permitted Junior Security Redemption.

“Junior Security Redemption” means the redemption, repurchase, acquisition or similar purchase by the Corporation or by any entity directly or indirectly controlled by the Corporation of any shares of any Junior Securities.

“Liquidation” has the meaning set forth in Section 5.1(a).

“Liquidation Value” means, with respect to any Preferred Share on any given date, $1,000 (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Series K Preferred Stock).

“Note Conversion Event” has the meaning set forth in Section 7.3.

“Pegasus” means Pegasus Capital Advisors, L.P. and its Affiliates.

“Permitted Junior Security Redemption” shall have the meaning ascribed to such term in the Series J Certificate of Designation.

“Permitted Transferee” means, with respect to any Person, (a) any Affiliate of such Person, (b) a donee who is a member of the immediate family of such Person or any trust exclusively for the benefit of the Person or any such immediate family members, (c) a Transferee of a Person by will or the laws of descent and distribution who is a member of the immediate family of such Person or (d) with respect to any trust, any successor trustee to that trust (provided there is no Transfer of a beneficial interest in such trust as a result of such succession).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Preferred Share” means a share of Series K Preferred Stock.

“Remaining Shares” has the meaning set forth in Section 7.3.

“Rights Offering Preferred Shares” has the meaning set forth in Section 7.4(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Series H Certificate of Designation” means the Certificate of Designation of Series H Convertible Preferred Stock, as filed with the Secretary of State of the State of Delaware and as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Series H Preferred Stock” means the Series H Convertible Preferred Stock of the Corporation, par value $0.001 per share.

“Series I Preferred Stock” means the Series I Convertible Preferred Stock of the Corporation, par value $0.001 per share.

“Series J Certificate of Designation” means the Certificate of Designation of Series J Convertible Preferred Stock, as filed with the Secretary of State of the State of Delaware and as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Series J Preferred Stock” means the Series J Convertible Preferred Stock, par value $0.001 per share.

“Series K Preferred Stock” has the meaning set forth in Section 1.

“Series K Redemption” has the meaning set forth in Section 7.2.

“Series K Redemption Notice” has the meaning set forth in Section 7.1.

“Series K Redemption Price” has the meaning set forth in Section 7.1.

“Special Redemption Date” shall have the meaning ascribed to such term in the Series J Certificate of Designation.

“Subsidiary” means any corporation, partnership, trust, association, limited liability company or other entity owned or controlled by the Corporation, or in which the Corporation, directly or indirectly, owns a majority of the Capital Stock or similar interest that would be disclosable pursuant to Regulation S-K, Item 601(b)(21).

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition, whether directly or indirectly and whether through one or a series of transactions, and, as a verb, voluntarily or involuntarily to transfer, sell, pledge or hypothecation or otherwise dispose of, whether directly or indirectly and whether through one or a series of transactions.

“Voting Stock” shall mean (a) one (1) or more classes of Capital Stock having the right to vote in the election of directors (or otherwise control the appointment of directors) generally, and (b) any Capital Stock convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock described in clause (a) of this definition.

3.     Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all Preferred Shares shall rank senior to all Junior Securities.

4.     Dividends and Distributions.

4.1     No Holder shall be entitled to receive any dividends in respect of its Preferred Shares.

4.2     For so long as any Preferred Shares remain outstanding (regardless of whether they remain subject to cancellation in accordance with this Certificate of Designation), the Corporation shall not, and shall not cause or permit any of its controlled Affiliates to, make any Junior Securities Distribution.

5.     Liquidation.

5.1     Liquidation; Deemed Liquidation

(a)     Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”):

(i)

To the extent the Appeal Bond has been drawn on or prior to such Liquidation, without limiting their rights pursuant to Section 5.1(a)(ii), the Holders of Preferred Shares then outstanding that satisfied their obligations to fund their portion of the Appeal Bond in accordance with the terms of this Certificate of Designation shall (except in the case of a Deemed Liquidation, for so long as the redemption of Preferred Shares as a result of such Deemed Liquidation is prohibited by Section 7.2) be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount equal to the amount drawn, if any (to be distributed on a pro rata basis to the Holders of Preferred Shares based on number of Preferred Shares), before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, and a number of Preferred Shares held by each Holder having a Series K Redemption Price equal to the amount of the distribution made to such Holder pursuant to this Section 5.1(a)(i) shall be cancelled.

(ii)

Notwithstanding any distributions pursuant to Section 5.1(a)(i), to the extent that the Appeal Bond has not been fully drawn or the remaining commitments thereunder fully released and before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, the Corporation shall place into escrow, for the benefit of the Holders of Preferred Shares, an amount equal to the amount of remaining commitments, if any, under the Appeal Bond. Upon the final disposition of the Appeal Bond, such escrow shall be distributed either to the Holders of Preferred Shares (on a pro rata basis based on number of Preferred Shares), to the extent the Appeal Bond is drawn, or to the holders of Junior Securities to the extent the Appeal Bond is not drawn in accordance with the plan of Liquidation.

(b)     Deemed Liquidation.

(i)

The occurrence of a Change of Control or of a Junior Securities Redemption Event (either such event, a “Deemed Liquidation”) shall be deemed a Liquidation for purposes of this Section 5 except as expressly provided by this Section 5.1(b). Subject to Section 7.2, upon the occurrence of any such Deemed Liquidation, the Holders of the Series K Preferred Stock shall, in consideration for cancellation of their Preferred Shares, be entitled to the same rights such Holders are entitled to under this Section 5 upon the occurrence of a Liquidation, including the right to receive the full preferential payment from the Corporation of the amounts payable with respect to the Series K Preferred Stock under Section 5.1(a) hereof. Notwithstanding the foregoing, nothing in this Section 5.1(b) shall limit in any respect the right of any holder of Series K Preferred Stock to elect the benefits of this Section 5 in connection with any Change of Control.

(ii)

To the extent any Preferred Shares are redeemed due to the occurrence of a Junior Securities Redemption Event in accordance with this Section 5.1, payment of the preferential payment in respect of such Preferred Shares shall be senior to and payable in full prior to the payment of any amounts pursuant to any Junior Security Redemption (including, without limitation, with respect to the Junior Security Redemption that triggered such redemption). The redemption date for such redemption of Preferred Shares shall be the earliest redemption date specified in the notice for the triggering Junior Security Redemption. If, for any or no reason at all, the triggering Junior Security Redemption is withdrawn or if the Corporation satisfies or cures, or the applicable holders of the Junior Securities waive, the obligation or obligations giving rise to such Junior Security Redemption, in each case, prior to the scheduled redemption date for the Preferred Shares, or any other action is taken such that there is no longer an obligation on the part of the Corporation to consummate the Junior Security Redemption at such time, and no Junior Securities are to be redeemed or repurchased in any such Junior Security Redemption, then the Corporation shall no longer have the obligation to consummate the redemption of the Series K Preferred Stock triggered thereby in accordance with this Section 5.1(b).

(iii)

To the extent any Preferred Shares are redeemed due to the occurrence of a Change of Control in accordance with this Section 5.1, payment of the preferential payment in respect of such Preferred Shares shall be senior to and payable in full prior to the payment of any amounts due with respect to any Junior Securities. The redemption date for such redemption of Preferred Shares shall be the earliest redemption date specified in the notice of such Change of Control.

(iv)

Notwithstanding the foregoing, to the extent that the Appeal Bond has not been fully drawn or the remaining commitments thereunder fully released, in the event of a Change of Control, prior to the consummation thereof, the Corporation shall make provisions for the surviving or resulting entity to assume all of the obligations of the Corporation under this Certificate of Designation with respect to an amount of Liquidation Value (having the same priority set forth in Section 3) equal to such undrawn and unreleased amount, with all references to the Corporation herein becoming references to the surviving or resulting entity, as applicable.

(c)     Reorganization. If the Corporation enters into in any insolvency or proceeding under Chapter 11 of the Bankruptcy Reform Act of 1978 (or any equivalent thereof), as amended, or other applicable bankruptcy or insolvency laws (a “Reorganization”), to the extent that the Appeal Bond has not been fully drawn or the remaining commitments thereunder fully released, in lieu of the rights the Holders otherwise would have in such Reorganization with respect to an amount of the liquidation preference of the Preferred Shares in the aggregate equal to such undrawn and unreleased amount of the Appeal Bond, prior to emergence from such proceedings the Corporation shall make provisions for the post-emergent entity or entities that succeed to the assets of the Corporation to assume all of the obligations of the Corporation under this Certificate of Designation with respect to an amount of Liquidation Value (having the same priority set forth in Section 3) equal to such undrawn and unreleased amount, with all references to the Corporation herein becoming references to such successor entity.

5.2     Insufficient Assets. If upon any Liquidation (or Deemed Liquidation) the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders of the Preferred Shares the full preferential amount to which they are entitled under Section 5.1, (a) the Holders of the Preferred Shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series K Preferred Stock in the aggregate upon such Liquidation (or Deemed Liquidation) if all amounts payable on or with respect to such Preferred Shares were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of Junior Securities in respect of such Junior Securities.

5.3     Notice. In the event of any Liquidation (or Deemed Liquidation), the Corporation shall, no later than ten (10) days after the date the Board approves such action, or no later than twenty (20) days after any stockholders' meeting called to approve such action or the execution of a written resolution of the stockholders approving such action, or no later than twenty (20) days after the commencement of any involuntary proceeding, whichever is earlier, give each Holder of Preferred Shares written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the Holders of Preferred Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the terms and conditions set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each Holder of Preferred Shares of such material change.

6.     Voting.

6.1     Generally. Unless otherwise provided by any Federal or State law, the Corporation’s Certificate of Incorporation, the Corporation’s Bylaws or this Section 6 hereof, the Holders shall not have the right to vote for the election of directors or on any other matters presented to the Corporation’s stockholders for action by their written consent or at any annual or special meeting of stockholders. On any matter on which the Holders are entitled by any Federal or State law, under the Corporation’s Certificate of Incorporation or Bylaws or pursuant to this Section 6 hereof to vote separately as a class, each such Holder shall be entitled to one vote for each Preferred Share held and such matter shall be determined by a majority of the Preferred Shares voting on such matter. Notwithstanding the foregoing, this Certificate of Designation shall not be amended, without the consent of each adversely affected Holder, so as to alter the terms of the Preferred Shares of any Holder in a manner different from the other Holders with respect to their Preferred Shares or otherwise specifically targeting and materially and adversely affecting any such Holder with respect to its Preferred Shares in a manner different from the other Holders with respect to their Preferred Shares. The foregoing sentence may not be amended without the consent of each Holder of Preferred Shares.

6.2     Waivers. Any provision of this Certificate of Designation may be waived with respect to a given party in a written instrument executed by the waiving party.

7.     Redemption and Mandatory Cancellation.

7.1     Redemption at the Option of the Corporation.

(a)     At any time and from time to time on or after the Date of Issuance, the Corporation shall have the right to redeem, out of funds legally available therefor, all or any portion of the then outstanding Preferred Shares for a price per share equal to the Liquidation Value for such Preferred Share (the “Series K Redemption Price”) by giving written notice thereof (a “Series K Redemption Notice”) to each Holder of Preferred Shares to be redeemed. Except as set forth in Section 7.3, to the extent the Corporation does not elect to redeem all of the then outstanding Preferred Shares, the Corporation shall redeem Preferred Shares from each Holder on a pro rata basis based on the total number of Preferred Shares held.

(b)     Any such Series K Redemption shall be effective upon the Corporation’s payment to each Holder of redeemed Preferred Shares of the Series K Redemption Price in respect of such Preferred Shares, which payment shall occur not more than sixty (60) days following delivery of the Series K Redemption Notice, regardless of whether a Holder surrenders for cancellation its certificate, if any, representing such Preferred Shares.

(c)     Upon the payment of the Series K Redemption Price in respect of any redeemed Preferred Shares, such Preferred Shares shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation.

7.2     Limitations on Redemption. Any redemption of Preferred Shares pursuant to Section 5 or this Section 7 (a “Series K Redemption”) shall be payable out of any cash or surplus available therefor under applicable Delaware law, and if there is not a sufficient amount of cash or surplus available, then out of the remaining assets of the Corporation available therefor under applicable Delaware law (valued at the fair market value thereof on the date of payment, as determined by the Board). Notwithstanding anything to the contrary herein, the Corporation shall not be permitted or required to redeem any Preferred Shares for so long as such Series K Redemption would result in an event of default under: (x) that certain Term Loan Agreement, dated as of February 19, 2014, by and among the Corporation, the lenders party thereto, and Medley Capital Corporation, as administrative agent for the lenders party thereto, as amended from time to time; (y) that certain Loan and Security Agreement, dated as of April 25, 2014, by and among the Corporation, BioLogical Illumination, LLC, the financial institutions from time to time party thereto as lenders, and ACF FINCO I LP, as assignee of FCC, LLC, as amended from time to time (together, (x) and (y), the “Credit Facilities”); or (z) any amendments or restatements of, supplements to, or new facility or facilities entered into in replacement of, the Credit Facilities.

7.3     Special Redemption Event.

(a)     If the Special Redemption Date shall have occurred and any holder of Series J Preferred Stock has delivered notice to the Corporation requesting redemption of any of its Series J Preferred Stock in accordance with the provisions of Section 5(d) of the Series J Certificate of Designation, the Corporation shall (i) redeem all of the outstanding Preferred Shares for an amount per share in cash equal to the Series K Redemption Price out of cash and cash equivalents available to the Corporation to the fullest extent permitted by Delaware law governing distributions to stockholders, and (ii) if less than all of the Preferred Shares have been redeemed pursuant to the immediately preceding clause (i), then, to the fullest extent that further redemptions would not be prohibited by Delaware law governing distributions to stockholders but cash or cash equivalents are not immediately available therefor, the Corporation shall ratably redeem the maximum number of Preferred Shares that have not been redeemed pursuant to the immediately preceding clause (i) (hereinafter, the “Remaining Shares”) that it may redeem consistent with such Delaware law governing distributions to stockholders in exchange for one or more non-interest bearing notes, substantially in the form attached hereto as Exhibit A, which shall be due and payable in full 180 days following the redemption date (each, a “Conversion Note”) payable in the principal amount equal, with respect to the Conversion Note or Notes issuable to each Holder, to the aggregate Series K Redemption Price applicable to the Remaining Shares of such Holder so redeemed (the “Note Conversion Event”) and which Conversion Note shall be senior in right of repayment to the Conversion Note described in Section 5 of the Series J Certificate of Designation; provided, that for so long as any Conversion Notes are outstanding, the Corporation shall not, and shall not cause or permit any of its Subsidiaries to, make any distributions to stockholders other than distributions made pursuant to this Section 7.3 (and such limitation shall be included as a covenant in each Conversion Note), and it shall be a breach of this Section 7.3 if a Holding Company (as defined in the Series J Certificate of Designation) makes any distributions in any manner that would constitute a breach of this Section 7.3 if done by the Corporation or any of its Subsidiaries. At the time of the initial Note Conversion Event, the Corporation shall ratably redeem the maximum number of shares of the Remaining Shares that it may redeem in exchange for Conversion Notes in the amounts and on the terms set forth in the immediately preceding sentence, and thereafter shall ratably redeem the maximum number of shares of the Remaining Shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders (for the Liquidation Amount using funds legally available therefor, if immediately available, or otherwise by exchange for additional Conversion Notes) (each such subsequent redemption is referred to as a Note Conversion Event). On the date of the applicable Note Conversion Event, the applicable Remaining Shares shall be redeemed for the Series K Redemption Price and/or exchanged for Conversion Notes, as applicable, for all purposes, notwithstanding the failure of any Holder thereof to surrender any certificate representing such shares on or prior to such date.

(b)     For the avoidance of doubt and notwithstanding anything to the contrary, the redemption rights of the Holders pursuant to this Section 7.3 shall be senior in all respects to the redemption rights of the holders of Series J Preferred Stock set forth in Section 5 of the Series J Certificate of Designation.

7.4     Mandatory Cancellation.

(a)     (i) All of the Preferred Shares issued to Pegasus Partners IV, L.P. (“Pegasus Fund IV” and such shares the “Initial Pegasus Preferred Shares”) in connection with the securing of an appeal bond (the “Appeal Bond”) by the Corporation and Pegasus Fund IV in support of the Corporation’s appeal of the Order Granting Plaintiff’s Motion for Partial Summary Judgment Under its First Cause of Action for Violation of the Florida Securities and Investment Protection Act, dated August 27, 2014 (the “Appeal”) and (ii) all of the Preferred Shares issued to Holders that elect to participate in the contemplated rights offering (“Rights Offering Preferred Shares”), shall be subject to cancellation for no additional consideration in accordance with the terms of this Section 7.4.

(b)     Promptly following notice to the Corporation by the issuer of the Appeal Bond of any draws upon the Appeal Bond, the Corporation shall provide each Holder of Rights Offering Preferred Shares with prompt written notice (a “Draw Notice”) of its obligation to fund the portion of the Appeal Bond corresponding to the Series K Redemption Price of the Rights Offering Preferred Shares purchased by such Holder, which notice shall include wire transfer or other payment instructions. Notwithstanding anything herein to the contrary, the Corporation shall cancel for no additional consideration all Rights Offering Preferred Shares held by Holders that fail to satisfy their obligation to fund their portion of the Appeal Bond within ten (10) Business Days following delivery by the Corporation of the Draw Notice, to the extent of such failure to fund. In the event that any Holders of Rights Offering Preferred Shares fund their portion of the Appeal Bond in compliance with this Section 7.4(b) but such funding occurs after Pegasus Fund IV has reimbursed the issuer of the Appeal Bond for draws upon the Appeal Bond, the Corporation shall use its best efforts to apply such funds to the Appeal Bond and to reimburse Pegasus Fund IV for any amounts paid as reimbursement to the issuer of the Appeal Bond and to thereafter cancel the appropriate number of Initial Pegasus Preferred Shares in accordance with the first sentence of Section 7.4(d).

(c)     Following the release or satisfaction in full of the commitments under the Appeal Bond, the Corporation shall cancel for no additional consideration all of the Rights Offering Preferred Shares held by each Holder except an amount of Preferred Shares equal to the product of (x) the number of the Rights Offering Preferred Shares held by such Holder and (y) a fraction, the numerator of which is the aggregate amount of payments made by such Holder in accordance with Section 7.4(b) and the denominator of which is the aggregate Series K Redemption Price of the Rights Offering Preferred Shares held by such Holder, rounded down to the nearest whole Preferred Share; provided, that no such cancellation of Rights Offering Preferred Shares shall occur unless and until the Appeal Bond has been fully drawn or the remaining commitments thereunder fully released.

(d)     Subject to the last sentence of Section 7.4(b), following the release or satisfaction in full of the commitments under the Appeal Bond, the Corporation shall cancel for no additional consideration all of the Initial Pegasus Preferred Shares except an amount of Preferred Shares equal to the product of (x) the number of Initial Pegasus Preferred Shares and (y) a fraction, the numerator of which is the aggregate amount of payments made by Pegasus Fund IV as reimbursement to the issuer of the Appeal Bond for draws upon the Appeal Bond and the denominator of which is the aggregate Series K Redemption Price of the Initial Pegasus Preferred Shares, rounded down to the nearest whole Preferred Share; provided, that no such cancellation of Initial Pegasus Preferred Shares shall occur unless and until the Appeal Bond has been fully drawn or the remaining commitments thereunder fully released.

(e)     The Corporation shall cancel for no additional consideration an aggregate number of the Initial Pegasus Preferred Shares equal to the quotient obtained by dividing (i) the aggregate amount that is actually recovered by Pegasus Fund IV under the Corporation’s insurance policy, net of any taxes payable in respect thereof and the reasonable costs and expenses incurred in obtaining such recovery (including any increase in insurance premiums related to such recovery), by (ii) the Series K Redemption Price.

(f)     If the Appeal Bond is cancelled and released without being drawn upon, the Corporation shall cancel for no additional consideration all of the issued and outstanding Initial Pegasus Preferred Shares and Rights Offering Preferred Shares.

8.     Reissuance of Series K Preferred Stock. Any Preferred Shares that are redeemed, converted or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such Preferred Shares shall thereafter be reissued, sold or Transferred.

9.     Transfers.

(a)      Preferred Shares may not be Transferred by any Holder, except to a Permitted Transferee of such Holder, without the prior written consent of the Corporation.

(b)     All Transfers of Preferred Shares must also be made in accordance with the Securities Act, and applicable state securities laws. Any attempted Transfer of Preferred Shares in violation of this Section 9 shall be null and void ab initio.

(c)     Notwithstanding any actual or purported Transfer of Preferred Shares, the Person to whom Preferred Shares are originally issued shall remain directly and primarily liable to fund its portion of the Appeal Bond when, if and as drawn.

10.     Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such stockholder's address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 10).

11.     Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation and the Holders of at least a majority of the issued and outstanding Preferred Shares, and any such written amendment, modification or waiver will be binding upon the Corporation and each Holder; provided, further, that no amendment, modification or waiver of the terms or relative priorities of the Series K Preferred Stock may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders in accordance with this Section 11.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Designation to be duly executed on its behalf by the undersigned as of September 11, 2015.

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Ed Bednarcik
Name:	Ed Bednarcik
Title:	Chief Executive Officer